Exhibit 10.29

Appendix 2

Agreement

between

N. N.

D.O.B. […]
resident in […]

- hereinafter also referred to as “BENEFICIARY” -

and

CureVac AG,

Paul-Ehrlich-Straße 15, 72076 Tübingen

- hereinafter also referred to as “CUREVAC” -

- THE BENEFICIARY AND CUREVAC ALSO HEREINAFTER JOINTLY REFERRED TO AS “PARTIES” -

Preliminary Remarks

The BENEFICIARY has concluded a contract with the legal predecessor of CUREVAC, CureVac GmbH, on […] [and where applicable on […]] to participate in the employee participation pro-gram (hereinafter referred to as “VAP”; the above jointly (including all supplements) referred to as “VAP CONTRACT”). The VAP contract has gaps and inaccuracies that are now to be filled or specified.

With this in mind, the following is agreed:

CUREVAC and the BENEFICIARY agree that the VAP CONTRACT has gaps in the rules that are to be closed with the present agreement while maintaining all claims already acquired by the beneficiaries from the VAP CONTRACT. As part of this, the VAP CONTRACT is to be supple-mented with an “IPO” exercise case in accordance with the original intention of the program and thus adapted to the current development at the CUREVAC level.

CUREVAC and the BENEFICIARY therefore agree to amend the VAP CONTRACT, which now reads as follows:

Contract on Participation in the Employee Participation Program

Section 1	-	Allocation of Participation Points

(1)	CUREVAC has granted the BENFICIARY a total of […] PARTICIPATION POINTS (the “PARTICIPATION POINTS”) free of charge . For […] PARTICIPATION POINTS, the […] is the day of the allocation (“DATE OF THE ALLOCATION”); for […] PARTICIPA-TION POINTS, the […] is the DATE OF THE ALLOCATION.

(2)	The PARTICIPATION POINTS are granted on the basis of the provisions set out in this contract.

(3)	Each PARTICIPATION POINT exclusively constitutes the right of the BENEFICIARY to a payment in the share deal exercise case within the meaning of Section 8 or in the merger/asset deal exercise case within the meaning of Section 9 or to payment or provision of shares in the IPO exercise case within the meaning of Section 5 or in the merger/asset deal exercise case within the meaning of Section 9 of this contract and is used as the assessment basis for calculating the amount of the payment to be made or the number of shares to be granted .

(4)	Beyond the exercise of the IPO within the meaning of Section 5 of this contract, this contract does not at any time establish a claim to the provision of shares in CUREVAC. The BENEFICIARY is not entitled to dividends or other payments from shares in CUREVAC.

(5)	The allocation of the PARTICIPATION POINTS was made based on the free choice of CUREVAC, which is at the company’s own discretion. CUREVAC is not obliged to grant further PARTICIPATION POINTS, even if the PARTICIPATION POINTS have been granted several times.

(6)	This contract has no effect on the calculation of bonus payments, royalties, pension plans or other remuneration of the BENEFICIARY by CUREVAC. The VAP does not serve to compensate the work performed by the BENEFICIARY for CUREVAC.

(7)	ureVac and the BENEFICIARY agree that CUREVAC undertakes to pay the BENEFI-CIARY as holder of PARTICIPATION POINTS - depending on the type of exercise - in connection with the VAP a total of no more than the number of shares, which cor-responds to a maximum of the total of the PARTICIPATION POINTS allotted to the BENEFICIARY, or to pay an amount corresponding to the sale value of these shares at the time of the exercise. Any further use of CUREVAC from and in connection with the VAP is excluded.

Section 2	-	Vestability

(1)	The PARTICIPATION POINTS granted, including all associated rights, are subject to the subsequent condition (the “EXPIRY”).

(2)	The vestability of the PARTICIPATION POINTS granted on the allocation date of […] arises in a period of 60 (sixty) months, while the vestability of PARTICIPATION POINTS granted on the allocation date of […] ARISES IN A PERIOD OF […] months (“VESTABILITY PERIOD”). The vesting period begins on the allocation date. In the vest-ing period, one-sixtieth of the total number of PARTICIPATION POINTS granted in the allocation letter - calculated from the allocation date - expires after the end of each month (the “VESTABILITY”). The remaining PARTICIPATION POINTS are subject to expiry.

(3)	The term of the vestability period is inhibited (pursuant to Section 209 BGB) for the period of an absence of the BENEFICIARY due to parental leave or due to illness, starting on the day from which the right to continued payment based on the corre-sponding employment contract ends. The same applies to the times in which the BEN-EFICIARY was temporarily released from his contractual obligations (unpaid leave, leave for further training, etc.).

(4)	If the inhibition of the vesting period in accordance with Section 2 (3) exceeds half the period until the vesting period in accordance with (2), all rights and obligations from this contract expire. There is an exception for PARTICIPATION POINTS that are vested at this time in accordance with Section 2 (6).

(5)	The condition subsequent according to (1) occurs in the cases mentioned in a) and b) below,

a)	if (i) the employment of the BENEFICIARY at CUREVAC (the “EMPLOYMENT”) is terminated for an important reason for which the BENEFICIARY is not responsi-ble (e.g. criminal acts against CUREVAC), or other reasons not covered by b) be-low (the “BAD LEAVER”) or (ii) enforcement is carried out on the assets of the BENEFICIARY on the basis of a title that is not merely provisionally enforceable and the seizure is not removed within two months or insolvency proceedings are opened on the assets of the BENEFICIARY or (iii) the opening of these proceed-ings is refused due to lack of assets. The above also applies in the event that the vesting period has already expired at this point.

b)	if the employment contract ends during the vesting period due to

(i)	disability of the BENEFICIARY,

(ii)	termination by CUREVAC without cause;

(iii)	the BENEFICIARY’s retirement,

(iv)	death of the BENEFICIARY, or

(v)	ordinary termination of the employment contract by the BENEFI-CIARY, the requirements of which are objectively verifiable, (the “GOOD LEAVER”). In this case, the condition subsequent only applies to the part of the PARTICIPATION POINTS that are subject to expiry in accordance with the procedure set out in Section 2 (2).

(6)	The PARTICIPATION POINTS which are no longer subject to expiry in accordance with paragraphs (2) and (3) above and which the BENEFICIARY is entitled to after application of paragraph (5) above are “vestable PARTICIPATION POINTS” (the “VESTABLE PARTICIPATION POINTS”). The number of vestable PARTICIPATION POINTS is used to calculate the amount of the payment entitlement or to calculate the number of shares to be transferred, to which the BENEFICIARY is entitled when the an exercise occurs.

(7)	In order to avoid misunderstandings, it is clarified between the parties that the BEN-EFICIARY is not entitled to claim any cash payment or reimbursement with regard to the PARTICIPATION POINTS for which the condition subsequent has been met and/or has no other claims of any kind.

Section 3	-	Transferability

(1)	The transfer of PARTICIPATION POINTS is excluded (ban on disposal). The same applies to all legal transactions comparable to such transfers , such as the granting of sub-participations, straw man participations, repurchase agreements (e.g. the estab-lishment of so-called short positions)and any comparable measures.

(2)	In the event of a violation of the ban on disposal pursuant to (1), all rights to PARTIC-IPATION POINTS acquired under this contract expire, including the vestable PAR-TICIPATION POINTS (condition subsequent pursuant to Section 158 (2) BGB).

(3)	Deviating from paragraph (1), the transfer of vested PARTICIPATION POINTS due to death is possible. The heirs and/or legatees are obliged to legitimise themselves by presenting a certificate of inheritance to CUREVAC.

(4)	If the claims referred to in (3) are shared by several heirs and/or legatees, the heirs and/or legatees are obliged to appoint a proxy for the exercise of their rights to exer-cise their rights jointly. In this case, the exercise of rights by individual heirs and/or legatees is not permitted. All rights of the heirs and/or legatees with the exception of the rights according to Sections 4 to 11 remain dormant until the appointment of a proxy; payments of or transfer of shares by CUREVAC to the heirs and/or legatees are only to be made to the proxy.

Section 4	-	Amount of the Beneficiary’s Claims

(1)	The amount of the rights of the BENEFICIARY according to the following Sections 5, 8 and 9 (the “SHARE OF THE REVENUE”) is determined according to the virtual propor-tional participation of the BENEFICIARY in the share capital of CUREVAC at the time of occurrence of one the exercise cases specified in this contract (the “EXERCISE CASE”). The virtual proportional participation of the BENEFICIARY corresponds to the participation that the BENEFICIARY would have been granted in the case of an actual non-privileged participation in the share capital of CUREVAC according to the VESTA-BLE PARTICIPATION POINTSof the BENEFICIARY. In the share deal exercise case, the BENEFICIARY is therefore, for example, positioned as if he had (also) sold NON-VESTED PARTICIPATION POINTS in connection with an exercise case in the same ratio as the CUREVAC shareholders.

(2)	When this contract is signed, a vested participation point arithmetically (virtually) cor-responds to a nominal amount of one euro in the share capital of CUREVAC, but as a non-privileged shareholder who does not enjoy any special rights, e.g. on liquidation preference.

(3)	In case of doubt, the principles set out in this Section 4 take precedence over the regulations in Sections 5, 8 and 9, including Appendices 1 - 4.

Section 5	-	IPO Exercise Case

(1)	The IPO exercise case is given, if, within the term of the VAP, the requirements under a) and b) are met cumulatively and if also during the listing of CUREVAC one of the requirements under c), d) and/or e) are alternatively fulfilled:

a)	the shares of CUREVAC are admitted to a domestic or foreign stock exchange and then integrated into stock exchange trading (“INITIAL LISTING”),

b)	the lock-up periods resulting from the relevant stock exchange listing provisions and the agreements made with the underwriters have expired,

c)	a shareholder who, at the time of the conclusion of this agreement, holds more than 50% of the shares in CUREVAC or its legal successor (hereinafter also re-ferred to as “MAJORITY SHAREHOLDER”), sells, after the date of the initial listing of CUREVAC shares on the stock exchange as defined in a) (hereinafter also referred to as “TIME OF THE INITIAL LISTING”), cumulatively to one or more third parties not affiliated with the majority shareholder within the meaning of Section 15 AktG since the date of the initial listing, a total of at least 5% of the shares held by the majority shareholder at the time of the initial listing (the reaching of this threshold is also referred to as “SHARE SALE AFTER IPO”). After the start of a share sale after the IPO, the regulation of the previous sentence applies accordingly for every further transaction by majority shareholders and regardless of the number of shares sold by them (this case or cases are also referred to as “FURTHER SHARE SALE AFTER IPO”),

d)	an active ingredient of CUREVAC or another substance developed by CUREVAC for human therapy is approved as a drug by a competent authority in the United States or Europe for the market as a non-conditional approval (this case is also referred to as “DRUG APPROVAL AFTER IPO”),

e)	there is sufficient liquidity in the share. Sufficient liquidity is available if, after the time of the initial listing, the following requirements (i) and (ii) are met cumulatively at the end of the subsequent 12-month period (“12-MONTH PERIOD”) (this case is also referred to as “LIQUIDITY AFTER IPO”); a separate analysis is carried out for each 12-month period:

(i)	the weighted average turnover of CUREVAC shares within the relevant 12-month period exceeds five times the number of shares of CUREVAC in free float during this 12-month period (as defined in (ii) below).

(ii)	the number of free float shares is at least 10% on average over the relevant 12-month period. Free float shares are such a number of shares in CUREVAC that are (aa) traded on the stock exchange and (bb) not held by the former shareholders of CUREVAC or their legal successors or new shareholders, pro-vided that they participate in a financing round for the first time before CUREVAC’s initial listing or companies affiliated with it (Section 15 AktG).

The exercise of liquidity after the IPO can take place repeatedly in each 12-month period after the date of the initial listing.

The restrictions of the above requirements under c), d) and e) for the exercise of the IPO shall not apply 9 years after the date of the initial listing.

(2)	The BENEFICIARY acquires the right to acquire a certain number of shares in CUREVAC free of charge from CUREVAC in the exercise of the IPO in accordance with (1). CUREVAC is entitled to make a cash payment instead of transferring shares. At CureVac’s request, the BENEFICIARY is obliged to contribute his payment claim in accordance with sentence 2 above as a contribution in kind against the granting of shares in CUREVAC to CUREVAC.

a)	In the case of a share sale after an IPO or another share sale after an IPO:

The BENEFICIARY receives a right to transfer shares to CureVac. The claim is limited in this respect and a maximum of such number of PARTICIPATION POINTS (calculated from the total number of PARTICIPATION POINTS granted to the BENEFICIARY) may be exercised in terms of how it corresponds to the ratio of the shares sold by the majority shareholder in the context of the share sale after the IPO or further share sale after the IPO to the shares held by the majority shareholder at the time of the initial listing;

Examples:

Share sale after IPO: the majority shareholder holds 1,000 shares at the time of the initial listing and sells 100 shares as part of the share sale after IPO, i.e. 10% of the shares held by him. 500 PARTICIPATION POINTS were allocated to the BENEFICIARY. Accordingly, the BENEFICIARY is entitled to 10%, i.e. 50 PAR-TICIPATION POINTS.

Further share sale after IPO: After the share sale after the IPO, the majority shareholder still holds 900 shares and sold 40 shares as part of a further share sale after the IPO, i.e. 4% of the shares held by him at the time of the initial listing. The BENEFICIARY is therefore entitled to a further 4% of the PARTICIPATION POINTS originally held by him, i.e. 20 PARTICIPATION POINTS.

b)	In the case of drug approval after IPO:

The BENEFICIARY receives a right to transfer shares to CUREVAC. 100% of the BENEFICIARY’s PARTICIPATION POINTS can be exercised; only a partial ex-ercise of the PARTICIPATION POINTS by the BENEFICIARY is excluded.

c)	In the case of liquidity after IPO:

The BENEFICIARY receives a right to transfer shares to CUREVAC. Up to 10% of the PARTICIPATION POINTS granted to the BENEFICIARY can be exercised in each 12-month period.

After 9 years from the time of the initial listing, 100% of the remaining PARTICIPA-TION POINTS of the BENEFICIARY can be exercised; only a partial exercise of the PARTICIPATION POINTS by the BENEFICIARY is excluded.

(3)	Irrespective of the existence of the further requirements in accordance with Section 5 (1) c) d) or e), the BENEFICIARY receives the right to exercise up to 10% of the vested PARTICIPATION POINTS granted to the BENEFICIARY if the requirements of Section 5 (1) a) and b) are met cumulatively. If the company is financed with regard to the initial listing (“CROSS-OVER FINANCING”) and in connection with the cross-over financing at least 10% of the shares held by the former shareholders or by legal suc-cessors of the former shareholders are sold to one or more new investors (“SHARE SALE”), the BENEFICIARY has the right to exercise up to 10% of the PARTICIPATION POINTS granted to him before the initial listing and within 7 days after notification of the intended share sale and to sell the shares thereby acquired in the course of the share sale; the selling former shareholder of CUREVAC or its legal successor must work towards this co-sale to the respective third party. If the BENEFICIARY exercises his right under this paragraph (3) sentence 2, the claim under paragraph (3) sentence 1 expires. Paragraph (2) sentences 2 and 3 apply accordingly.

(4)	The calculation of the shares to be transferred in the exercise of the IPO to the bene-ficiaries or the amount of the payment claim existing at CureVac’s discretion is based on Appendix 1.

(5)	vIn the event of capital increases from company funds, with every capital reduction or restructuring measure, without the requirements of the merger/asset exercise within the meaning of Section 9 (1) which took place before an exercise being met simulta-neously, the BENEFICIARY’s claim is to be corrected. This correction (“adjustment”) is based on the principles outlined in Appendix 4.

Section 6	-	Exercise Declaration for the IPO Exercise Cases

(1)	CUREVAC undertakes to notify the BENEFICIARY in writing of the number of shares which the BENEFICIARY is entitled to transfer in accordance with Section 5 above immediately after the exercise of an IPO.

(2)	The BENEFICIARY undertakes to notify CUREVAC in writing within a period of four weeks, starting with the receipt of this notification according to (1) (hereinafter also referred to as “EXERCISE WINDOW”), of the amount of PARTICIPATION POINTS he would like to use, i.e. the number of shares he would like to receive (hereinafter also referred to as “EXERCISE DECLARATION”). CUREVAC must receive this exercise decla-ration, which is binding for the BENEFICIARY, within the exercise window. CUREVAC is entitled to reject exercise declarations that have not been completed in full. If and insofar as the BENEFICIARY does not exercise the right to exercise the IPO in the exercise case by submitting the exercise declaration within the exercise window, this irrevocably expires.

(3)	The transfer of the shares or the corresponding payment to the BENEFICIARY takes place immediately after the exercise window has ended. Both CUREVAC and the BEN-EFICIARY are obliged to participate in all measures necessary to transfer the shares, to take action and to make declarations.

Section 7	-	Limitations on Disposal during an IPO Exercise, Insider Information

The BENEFICIARY is advised that, as an employee or organ of CUREVAC, he belongs to the group of people who, as insiders within the meaning of Article 8 ff., may have so-called inside information relating to CUREVAC in terms of the Market Abuse Ordinance as amended as well as corresponding foreign regulations that may apply. The BENEFICIARY is further advised that, among other things, the purchase and sale of shares in CUREVAC are punishable if they are aware of insider circumstances.

Section 8	-	Share Deal Exercise Case

(1)	The share sale exercise case exists if, within the term of the VAP according to Section 13 (1), the following requirements are cumulatively met:

a)	CUREVAC is not listed on the stock exchange at the time of the occurrence of the requirements according to b) and c).

b)	At least 50% of all CUREVAC shares (with and without preferential rights) are sold to one or more independent third parties in a single transaction or multiple related transactions. Multiple transactions are considered to be contiguous within the meaning of sentence1 if they take place within 12 months, the date of the respec-tive conclusion of the contract for sale being decisive. For the measurement of the threshold of fifty percent, in the case of related transactions, the last transac-tion in the period according to sentence 2 must be used.

c)	The consideration owed by the independent third party/parties for the acquisition of the SHARES in CUREVAC has been rendered and is finally at the free disposal of the selling shareholders. In the case of milestone payments, the BENEFI-CIARY receives the payments like the selling shareholders, i.e. then , when the milestones are paid. The payment to the BENEFICIARY must be made 4 weeks after the respective selling shareholders have received the respective milestone payment.

A third party is independent within the meaning of this paragraph (1) if it is not one or more persons or companies associated with CUREVAC or the shareholders of CUREVAC (also jointly) within the meaning of Section 15 AktG.

d)	The consideration agreed for the purchase of the SHARES in CUREVAC, calculated on all SHARES IN CUREVAC, amounts to at least EUR 357,188,892.00.

(2)	In the exercise of a share deal in accordance with paragraph (1), the BENEFICIARY is entitled to a sharein the revenue from CUREVAC, which is to be paid in the form of cash. The amount of this share in the revenue is calculated in accordance with the principles set out in Appendix 2 for the share deal exercise.

(3)	In the event of capital increases from company funds or of any capitalreduction or restructuring measures, without simultaneously meeting the requirements of the mer-ger exercise within the meaning of Section 9 (1), which took place after the signing of this contract and before the exercise, the BENEFICIARY’s claim is to be corrected in accordance with paragraph (2). This correction (the “ADJUSTMENT”) is based on the principles set out in Appendix 4.

Section 9	-	Merger/Asset Deal Exercise Case

(1)	The merger/asset deal exercise case exists if, within the term of the VAP , the follow-ing requirements are cumulatively met:

a)	In a single transaction or multiple related transactions, all shares in CUREVAC or more than 50% of CureVac’s assets are transferred to one or more independent parties, for example as part of (i) a merger within the meaning of the Transfor-mation Act as amended, (ii) a spin-off, (iii) a transfer to another company as a contribution in kind, , (iv) a sale of the assets or (v) another economically compa-rable measure . Multiple transactions within the meaning of sentence 1 are con-sidered to be contiguous if they take place within 12 months, where the date of the conclusion of this contract is decisive. For the measurement of the threshold of fifty percent, in the case of related transactions, the last transaction in the pe-riod according to sentence 3 must be used.

b)	In return, the shareholders of CUREVAC or CUREVAC itself receive shares in the other independent company and/or (ii) a cash payment. The agreed considera-tion, calculated on all shares in CUREVAC, amounts to at least EUR 357,188,892.00.

The shareholders or CureVac have received the consideration within the mean-ing of the preceding sentence if this is finally at the free disposal of CUREVAC or its shareholders.

A third party is independent within the meaning of this paragraph (1) if it is not one or more people affiliated with CUREVAC or with CUREVAC shareholders (also jointly) within the meaning of Section 15 AktG or companies.

(2)	In the exercise of a merger/asset deal in accordance with paragraph (1), the BENE-FICIARY is entitled to a share in the revenue from CUREVAC, which is in the form of money or, if the consideration to CUREVAC consists in the granting of shares in a company, in the payment of shares, provided these are admitted to trading on a do-mestic or foreign stock exchange, failing which it must be settled in cash. The calcu-lation of the amount of the share in the revenue is based on the principles set out in Appendix 3 for the merger/asset deal exercise.

(3)	In the event of capital increases from company funds or any capital reduction or re-structuring measures that have taken place since the signing of this contract and be-fore the exercise, the claim of the BENEFICIARY must be corrected in accordance with paragraph (2). This correction (the "ADJUSTMENT") is based on the principles out-lined in Appendix 4.

Section 10	-	Assertion of the Claim of the Beneficiary in the

Share Deal and Merger/Asset Deal Exercise Cases, Type of Performance

The entitlement of the BENEFICIARY in the share deal and merger/asset deal exer-cise casesmust be satisfied within 4 weeks of the occurrence of the last requirement of the respective exercise case. When agreeing milestone payments, Section 8 (1) c sentence 2 and 3 shall apply. The amount of money owed is to be paid into a bank account to be named by the BENEFICIARY to CUREVAC. Shares owed are to be transferred to a securities account of the BENEFICIARY.

Section 11	-	Compensation Claim, Final Settlement

(1)	In the event that the employment of the BENEFICIARY ends during the term of the VAP and within the period specified in Section 2 (2) plus the period in which there was an inhibition pursuant to Section 2 (3) and the BENEFICIARY, according to Section 2 (6), is already entitled to vested PARTICIPATION POINTS and no exercise occurred within twenty-four months after the end of employment, CUREVAC is entitled to settle all claims of the BENEFICIARY in connection with this contract by a one-off compen-sation payment (the "COMPENSATION PAYMENT"). The BENEFICIARY is only entitled to a compensation payment if CUREVAC exercises its right to make a compensation payment in accordance with Section 11 (1) sentence 1 within the term of the VAP.

(2)	The calculation of the compensation payment is based on the principles outlined in

Appendix 5.

(3)	In the event of capital increases from company funds or of any capital reduction or restructuring measures, without simultaneously meeting the requirements of the mer-ger exercise within the meaning of Section 9 (1), which took place after the signing of this contract and before the compensation payment, the BENEFICIARY's claim is to be corrected in accordance with paragraph (2). This correction ("adjustment") is based on the principles set out in Appendix 4.

(4)	All claims of the BENEFICIARY arising in connection with or from this contract are fulfilled with the payment of the compensation payment. No other claims exist or arise in connection with or from this contract.

Section 12	-	Information Rights of the Beneficiary

CUREVAC shall immediately notify the BENEFICIARY of any exercise or impending exercise and other planned transactions that are important for the exercise of the rights of the BENEFICIARY under this contract, unless and insofar as there are no compelling confidentiality interests of CUREVAC or the third parties involved in the ex-ercise or the transaction.

Section 13	-	Term of this Contract

(1)	The VAP ends on December 31, 2025; in the event of an IPO before December 31, 2025, it has a term until the end of the ninth calendar year after the date of the initial listing ("TERM OF THE VAP").

(2)	Claims to shares in the revenue according to the provisions of this contract only exist if an exercise within the meaning of this contract occurs within the term of the VAP.

(3)	This contract may be terminated by CUREVAC with immediate effect if the BENEFI-CIARY violates essential obligations from legal regulations, or violates this contract with respect to CUREVAC. In the event of this termination by CUREVAC, all PARTICI-PATION POINTS, including those that are already vested, shall be forfeited.

Section 14	-	Taxes, other Duties and Fees

(1)	Taxes (including wage tax, church tax and solidarity surcharge) and other charges (e.g. employee contributions to pension insurance, unemployment insurance, health insurance and nursing care insurance), that are payable in connection with the partic-ipation of the BENEFICIARY in the VAP are to be paid internally only by the BENE-FICIARY or his legal successor. CUREVAC is entitled to withhold amounts owed ac-cordingly. In the case of the transfer of shares from the VAP, CUREVAC is entitled to sell the necessary number of shares in order to be able to withhold amounts owed under this paragraph.

(2)	If this retention is not sufficient to repay the debt of taxes and duties of the type de-scribed, the BENEFICIARY is obliged to pay CUREVAC the amount missing to repay the entire debt of such taxes and other duties within three months of receiving a cor-responding request. Insofar as the tax office subsequently determines a higher wage tax base on the basis of an external audit or for other reasons, the BENEFICIARY is obliged to pay the additional taxes and other charges of the specified type to the tax office and the responsible social security institution as well as by way of a real contract in favor of third parties to exempt CUREVAC from its corresponding liability. The BEN-EFICIARY bears the corresponding tax risk.

(3)	The BENEFICIARY is responsible for the tax review. CUREVAC assumes no liability for tax disadvantages and/or consequences that arise from the conclusion and/or im-plementation of this contract for the BENEFICIARY.

Section 15	-	Payments

(1)	Subject to the provision in Section 14, each payment to the BENEFICIARY under this contract is transferred to the last known account of the BENEFICIARY.

(2)	To avoid misunderstandings: Payments to the beneficiaries under this contract will only be made , after an exercise has occurred and after the corresponding proceeds from the exercise have been paid to the respective shareholders of CUREVAC or CUREVAC itself and in the case of a compensation payment in accordance with Sec-tion 11.

(3)	It is the understanding of the parties that the provision of paragraph (2) above also applies if the BENEFICIARY is entitled to vested PARTICIPATION POINTS after ter-mination of his service or employment and an exercise occurs after his employment ends. Section 11 remains unaffected.

Section 16	-	Communications

The BENEFICIARY undertakes to immediately inform CUREVAC in writing of his ad-dress (postal address, telephone number, email address) and his account number (or, if available), securities account details, and to inform CUREVAC immediately in writing of changes to his address, name, account and securities account. All commu-nications from CUREVAC to the BENEFICIARY are deemed to have been received on the third day after being sent to the address last communicated to CUREVAC by the BENEFICIARY.

Section 17	-	Completeness of this Contract, Applicable Law, Court of Jurisdic-tion, Written Form

(1)	This contract and letter of allocation contain all agreements that the parties have made regarding the VAP. There are no side agreements between the parties. Changes or additions to this contract must be in writing in order to be effective, unless notarial certification is required. This also applies to a waiver of the written form requirement.

(2)	All appendices to this contract form an integral part of this contract.

(3)	With the exception of international private law, this contract is subject to the law of the Federal Republic of Germany. The exclusive place of jurisdiction for all disputes aris-ing from or in connection with this contract is Tübingen.

Section 18	-	Severability Clause

Should one or more provisions of this contract prove ineffective, void or incomplete, the validity of the remaining provisions of the contract remains unaffected. The parties will - if applicable in due form - replace the ineffective or void provision with such a regulation or fill in the contractual gap with such a regulation with which the economic purpose pursued by them can best be achieved. If the ineffectiveness or nullity of a provision is based on a measure of performance or time (deadline or date), then a legally permissible measure should replace the ineffective or void performance or time determination.

(Place, date)	(Signature of BENEFICIARY)

Tübingen, __________________________________________________	_______________________________________________
CureVac AG

Appendix 1

Beneficiary Rights in the IPO Exercise Case

1.       Share sale after IPO/further share sale after IPO

The number of PARTICIPATION POINTS that can be exercised in each exercise case is calculated as follows:

y (exercisable) = y	shares sold by majority shareholder
total number of shares of majority shareholder at IPO

"y (exercisable)" = corresponds to the number of PARTICIPATION POINTS that can be exercised in the respective exercise case "y" corresponds to the total number of PARTICIPATION POINTS granted to the BENE-FICIARY.

"Shares sold by majority shareholder" corresponds to the number of shares sold by the main shareholder or his legal successors since the time of the initial listing or since the last exercise of a share sale or further share sale, depending on which event is later (without purchased shares since the IPO; the deduction may only be done once).

"Total number of shares in majority shareholder at IPO" corresponds to the total number of shares held by the majority shareholder or his legal successor at the time of the initial listing.

2.	Exercise of drug approval after IPO

If the exercise of drug approval occurs after the IPO, 100% of the PARTICIPATION POINTS of the BENEFICIARY can be exercised; only a partial exercise of the PARTIC-IPATION POINTS by the BENEFICIARY is excluded.

3.	Exercise of liquidity after IPO

Up to 10% of the vested PARTICIPATION POINTS granted to the BENEFICIARY can be exercised in each 12-month period.

After nine years after the initial listing, 100% of the remaining PARTICIPATION POINTS of the BENEFICIARY can be exercised; in this case, only a partial exercise of the PAR-TICIPATION POINTS by the BENEFICIARY is excluded.

Appendix 2

Beneficiary Rights in the Share Deal Exercise Case

The amount of the share of the sales revenue that the BENEFICIARY can obtain due to his vested PARTICIPATION POINTS is calculated with the liability capital unchanged or, if only one or more capital increases are made against contributions to CureVac, in case of the exercise of the share deal according to the following formula:

BENEFICIARY's claim =	y * Revenue SD
StK (new) + x

"y" is the number of PARTICIPATION POINTS of the BENEFICIARY vested before or during the exercise of the share deal;

"x" is the total number of PARTICIPATION POINTS from the VAP 2013 and other compa-rable employee participation programs that were vested in CureVac at the time the share deal is exercised.

"StK (new)" is the amount of CureVac's liability capital at the time the share deal is exer-cised;

"Revenue SD" is that of the shareholders of CureVac, who have sold shares in CureVac in the context of a share deal within the meaning of Section 8, the sales revenue less the transaction costs and less all payments due to privileges of the holders of preferential shares (e.g. preferential dividend, liquidation preference).

A prerequisite for a participation of the BENEFICIARY in the revenue is that the consider-ation agreed for the purchase of shares in CureVac, calculated on all shares in CureVac, is at least EUR 357,188,892.00.

Appendix 3

Beneficiary Rights in the Merger/Asset Deal Exercise Case

The amount of the share of the proceeds that the BENEFICIARY can demand due to his vested PARTICIPATION POINTS is calculated with the liability capital unchanged or, if only one or more capital increases are made against contributions to CureVac, in case of the exercise of the merger/asset deal according to the following formula:

BENEFICIARY's claim =	y * Revenue M
StK (new) + x

"y" is the number of PARTICIPATION POINTS of the BENEFICIARY vested at the time the merger/asset deal is exercised;

"x" is the number of PARTICIPATION POINTS from the VAP 2013 and other comparable employee participation programs that were vested in CureVac at the time the merger/asset deal is exercised.

"StK (new)" is the amount of CureVac's liability capital at the time the merger/asset deal is exercised;

"Revenue M" is the value of the consideration that the shareholders of CureVac or CureVac itself receive in return, minus all payments based on the privileges of the holders of preferential shares (e.g. preferential dividend, liquidation revenue) as well as minus the transaction costs and the taxes paid or to be paid by CureVac.

The entitlement to a share of the revenue is to be made in the form of cash or, if the consideration to CureVac consists in the granting of shares in a company, in the payment of shares if these are admitted to trading on a domestic or foreign stock exchange.

A prerequisite for a participation of the BENEFICIARY in the revenue is that the agreed consideration, calculated on all shares in CureVac, is at least EUR 357,188,892.00.

Appendix 4

ADJUSTMENT

If one of the following cases 1. and/or 2. occurs, the factors y and x of the formulae in Appendix 1 to 3 are to be corrected according to the following formulae, which are used individually or in combination - if necessary, also multiple times:

1.	For every capital increase from company funds as well as every capital reduction, if these took place before the exercise, the factors y and x of the formulae are to be corrected using the following formulae:

y (new) = y * Amount of capital after corporate action
Amount of capital after corporate action

x (new) = x * Amount of capital after corporate action
 Amount of capital after corporate action

With all the corrections following the first correction of the factors y and x, the result of the last correction takes the place of the factors y and x in the calculation of y (new) and x (new) in the above formula.

"Amount of capital after corporate action" is CureVac's liability capital figure following a capital increase from company funds or a capital reduction;

"Amount of capital before corporate action" is CureVac's liability capital figure before a capital increase from company funds or a capital reduction.

2.	For each restructuring before the exercise, the factors y and x of the formulae must be corrected using the following formulae:

y (new) = y * _UW CureVac__*__ StK Target (new)__

(UW CureVac + UW Target) * StK (new)

x (new) = x * _UW CureVac__*__ StK Target (new)__

(UW CureVac + UW Target) * StK (new)

With all the corrections following the first correction of the factors y and x, the result of the last correction takes the place of the factors y and x in the calculation of y (new) and x (new) in the above formula.

"Restructuring" within the meaning of this subparagraph is a measure whereby, with-out the requirements of the merger/asset deal exercised in accordance with Section 9 simultaneously being met, the shares in CureVac or more than 50% of the assets of CureVac are transferred to a new independent company and the shareholders of CureVac are granted unlisted shares in this new legal entity. This is particularly the case when the shares in CureVac or 50% or more of CureVac's assets are transferred in the context of (i) a merger within the meaning of the Transformation Act as amended from time to time, (ii) a spin-off, (iii) a contribution to another company as a contribution in kind or (iv) another economically comparable restructuring measure;

"UW CureVac" is the corporate value of CureVac that will be used as the basis for the restructuring (exchange ratio);

"UW Target" is the corporate value of the receiving legal entity that is used as the basis for the restructuring (exchange ratio);

"StK Target (new)" is the liability capital of the receiving legal entity after the restruc-turing has been carried out;

"StK (new)" is the amount of CureVac's liability capital immediately prior to the re-structuring.

In the case of other restructuring measures that require a correction, also multiple correc-tions, in accordance with the above principles, the correction must be carried out in ac-cordance with the principles of Section 4 of the Employee Participation Agreement. The same applies to the granting of PARTICIPATION POINTS in later admission rounds, tak-ing into account the then existing liability capital of CureVac and the scope of the VAP 2013 and other comparable employee participation programs.

Appendix 5

COMPENSATION PAYMENT

The proportion of the sales revenue that the BENEFICIARY can claim due to his vested PARTICIPATION POINTS in the event of a compensation payment is calculated with un-changed liability capital or, if only one or more capital increases are made against contri-butions to CureVac, using the following formula:

BENEFICIARY's claim =	y * PMV
StK (new) + x

"y" is the number of PARTICIPATION POINTS of the BENEFICIARY vested at the time of the compensation payment;

"x" is the number of PARTICIPATION POINTS from the VAP 2013 and other comparable employee participation programs that were vested in CureVac at the time before the com-pensation payment.

"StK (new)" is the amount of CureVac's liability capital at the time of the compensation payment;

"PMV" is CureVac's post-money valuation (regarding 100% of the company's liability cap-ital) from the last round of financing that took place before the BENEFICIARY's employ-ment ended. To avoid misunderstandings, the post-money valuation of CureVac is calcu-lated using the following formula:

PMV = P * 100%

Q

Wherein the following applies:

P	= payments on the registered liability capital including additional benefits in the capital reserves of CureVac within the meaning of Section 272 (2) HGB

Q	= share of the registered liability capital of CureVac (in percent) after the financing round.

Example:

A new investor subscribes to new shares in CureVac and brings in a total of EUR 10 million. After completing the financing round (i.e. after the new shares have been reg-istered), the new investor holds 20% of the registered share capital in CureVac. Ac-cordingly, the post-money valuation amounts to EUR 50 million.